Filed Pursuant to Rule 424(b)(3)
File No. 333-118426

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated April 29, 2005)

Hana Biosciences, Inc.

7,502,689 Shares
Common Stock

The information contained in this prospectus supplement amends and updates our prospectus dated April 29, 2005 (the “Prospectus”), and should be read in conjunction therewith. Please keep this Prospectus Supplement with your Prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 4, 2005

SELLING STOCKHOLDERS

 The following table sets forth the number of shares of the common stock owned by the selling stockholders as of May 3, 2005, and after giving effect to this offering. The information in the table included under the heading “Selling Stockholders” in the Prospectus is superceded by the information appearing in the following table.

Name	Shares beneficially owned before offering		Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issued upon conversion of preferred stock	Percentage beneficial ownership after offering

Shares Issued Upon Conversion of Series A Preferred Stock

Atlas Equity I, Ltd.	1,768,410	(1)	0	1,318,414	2.2
Bristol Investment Fund, Ltd.	333,786	(2)	0	274,415	—
McLaughlin III Limited Partnership(a)	84,604		0	84,604	—
David T. McLaughlin Revocable Trust	21,109		0	21,109	—
Arjun Gupta	70,503		0	70,503	—
Coqui Capital Partners, LP	1,004,538	(3)	0	168,871	3.5
Isaac Kier	1,004,538	(3)	0	42,217	3.5
JIJ Investments	1,004,538	(3)	0	42,217	3.5
Pearl Kier, as ttee under Revocable Trust FBO Pearl Kier	10,576		0	10,576	—
Cranshire Capital, L.P.(c)	47,039		0	47,039	—
ETP/FBR Venture Capital II, LLC (d)	379,958		0	379,958	—
Waterspout Investments Pte Ltd.	23,200	(4)	0	6,333	—
Matador Investments Pte Ltd.	23,220	(4)	0	12,665	—
Ramsay Investment PTE LTD	23,220	(4)	0	4,222	—
Millenium Partners, L.P. (e)	633,264		0	633,264	—
Shelia A Tomei and Thaddeus R. Tomei	1,410		0	1,410	—
Springvest Corporation (f)	116,483		0	116,483	—
Subtotal			0	3,234,300

Shares Issued in Hana Biosciences February 2004 Private Placement

Alfred Abraham	5,936		5,936	0	—
Sandra D. Anderson	29,685		29,685	0	—
Balanced Investment LLC (g)	43,938		43,938	0	—
Beck Family Partners, L.P. (h)	29,685		29,685	0	—
Sam Belzberg	29,685		29,685	0	—
Biocom Management & Investments (2002) Ltd. (i)	14,842		14,842	0	—
Brino Investment Ltd. (j)	16,921		16,921	0	—
Bristol Investment Fund, Ltd.	333,786	(2)	59,371	0	—
Chicago Private Investments, Inc. (k)	14,842		14,842	0	—
Adam J. Chill	14,806		14,806	0	—
Alan Clingman	14,842		14,842	0	—
Dylan Colby	14,842		14,842	0	—
Ivette & Isaac Dabah 2002 Trust	29,685		29,685	0	—
Ytzhak Dankner	14,842		14,842	0	—
Edmund A. Debler	14,842		14,842	0	—
Delaware Charter Guaranty & Trust Company fbo Mark Berg IRA	105,755		105,755	0	—
Domeco Venture Capital Fund (l)	14,842		14,842	0	—

Name	Shares beneficially owned before offering		Number of outstanding shares offered shares offered by selling stockholder	Number of shares offered by selling stockholder issued upon conversion of preferred stock	Percentage beneficial ownership after offering

Isaac R. Dweck	52,371		52,371	0	—
Robert I. Falk	14,842		14,842	0	—
Far Ventures (m)	14,842		14,842	0	—
Fiserv Securities Inc. A/C/F Ronald M. Lazar IRA	14,842		14,842	0	—
Fiserv Securities Inc. A/C/F Anthony G. Polak IRA	14,842		14,842	0	—
Howard Gittis	59,372		59,372	0	—
Jacob Gottlieb	1,768,410	(1)	59,371	0	2.2
Arjun Gupta	218,930		148,427	0	—
Neil Herskowitz	14,842		14,842	0	—
Joseph Hickey	29,685		29,685	0	—
Peter Kash	172,176		59,371	0	*
Ivan Kaufman Grantor Retained Annuity Trust	29,685		29,685	0	—
Bonnie B. Kazam	29,686		29,686	0	—
Dr. Daniel Kessel	14,842		14,842	0	—
Lawrence & Shirley Kessel	14,842		14,842	0	—
Howard Kessler	14,842		14,842	0	—
Keys Foundation (n)	141,007		141,007	0	—
Kier Family L.P.	1,004,538	(3)	118,742	0	3.5
Ralph Kier	14,842		14,842	0	—
Robert Klein & Myriam Gluck JTRS	14,842		14,842	0	—
Steven Koffman	14,842		14,842	0	—
Larich Associates (o)	14,842		14,842	0	—
Adam S. Leeds, Successor Trustee FBO Bertha Leeds U/A/D 1/23/81	14,842		14,842	0	—
Bruce H. Lipnick	14,842		14,842	0	—
Steve Lisi	14,842		14,842	0	—
J. Jay Lobell	74,213		74,213	0	—
Harris RL Lydon, Jr.	14,842		14,842	0	—
William R. McLaughlin	14,101		14,101	0	—
Fred Mermelstein	14,101		14,101	0	—
Wayne W. Mills	14,101		14,101	0	—
Michael A. Mullen	14,806		14,806	0	—
Renato Negrin	14,842		14,842	0	—
Susan and Harry Newton JTWROS	29,686		29,686	0	—
PCG Tagi (Series N), LLC (p)	282,456		282,456	0	—
Premero Investments Ltd. (q)	14,842		14,842	0	—
RL Capital Partners, L.P. (s)	44,527		44,527	0	—
Mark H. Rachesky	29,686		29,686	0	—
Elke R. de Ramirez	15,440		15,440	0	—
Riverside Contracting LLC (t)	14,842		14,842	0	—
Lyon Roth	14,842		14,842	0	—

	Shares beneficially owned before offering		Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issued upon conversion of preferred stock	Percentage beneficial ownership after offering

Howard Schain	14,842		14,842	0	—
Andrew W. Schonzeit	14,842		14,842	0	—
Kellie Seringer	14,842		14,842	0	—
South Ferry #2 L.P.	237,485	(5)	222,791	0	—
Speisman Family 2000 Ltd. Partnership(u)	14,842		14,842	0	—
Edward L. Steinberg	14,842		14,842	0	—
Ari J. Storch	14,806		14,806	0	—
Gary J. Strauss	47,502		44,527	0	—
Reuben Taub	14,842		14,842	0	—
Tisu Investment Ltd. (n)	22,561		22,561	0	—
Joseph J. Vale	29,685		29,685	0	—
Stephan P. & Barbara T. Vermut Trust Dated 3/02	29,685		29,685	0	—
Hillel Weinberger	29,752		29,752	0	—
David Wilstein & Susan Wilstein, ttees of the Century Trust dtd 12/19/94	14,842		14,842	0	—
David Wilstein & Susan Wilstein, ttees of the Denise Wilstein Trust dtd 12/19/94	14,842		14,842	0	—
Aaron Wolfson	237,485	(5)	14,694	0	—
Subtotal			2,554,672

Miscellaneous Outstanding Common Shares
R&R Biotech, LLC (v)	1,378,974		1,378,974	0	—
Chase Financing, Inc. (x)	172,371		172,371	0	—
Turqoiuse Partners, LLC (y)	162,371		162,371	0	—
Subtotal			1,713,716	0

TOTALS			4,268,388	3,234,300

________________________
*	Less than 1%.

(a)	C. Jay McLaughlin is president of the general partner of McLaughlin Limited Partnership and has voting and dispositive control over the shares held by such selling stockholder.

(c)	Mitchell P. Kopin, President of Downview Capital and General Partner of Cranshire Capital, L.P., holds voting and dispositive control over the shares held by Cranshire Capital, L.P.

(d)	Wei-Wu He holds voting and/or dispositive control over the shares held by the selling stockholder.

(e)	Edmund Debler holds voting and dispositive control over the shares held by Millenium Partners, L.P.

(f)	Bruce Hsiang holds voting and/or dispositive control over the shares held by the selling stockholder.

(g)	Alonso B. Diaz is investment adviser and holds voting and dispositive control over the shares held by Balanced Investments LLC.

(h)	Ronald Beck is the general partner of Beck Family Partners, L.P. and voting and dispositive control over the shares held by the limited partnership.

(i)	Mony Ben Dor is a managing partner of Biocom Management & Investments (2002) Ltd and has voting and dispositive control over the shares held by the selling stockholder.

(j)	Bruno Widmer is the sole shareholder of the selling stockholder.

(k)	Linda Gallenberger holds voting and dispositive power over the shares held by the selling stockholder.

(l)	Jack Polak is the general partner of Domeco Venture Capital Fund and voting and dispositive control over the shares held by the selling shareholder.

(m)	Steven M. Farber and S. Edmund Farber are partners of Far Ventures, a general partnership.

(n)	Tis Prager holds voting and dispositive control over the shares held by the selling shareholder.

(o)	Lawrence R. Gross is a partner of Larish Associates and holds voting and dispositive control over the shares held by the selling shareholder.

(p)	Gregg Ritchie has voting and/or dispositive control over the shares held by the selling stockholder.

(q)	Yair Green is managing director of Premero Investments Ltd and holds voting and dispositive control over the shares held by the selling shareholder.

(s)	Ronald Lazar is managing member of the general partnership of RL Capital Partners, L.P. and holds voting and dispositive control over the shares held by the selling shareholder.

(t)	Neil Herskowitz holds voting and dispositive control over the shares held by the selling shareholder.

(u)	Aaron Speisman holds voting and/or dispositive control over the shares held by the selling stockholder.

(v)	Thomas Pinou holds voting and dispositive control over the shares held by the selling stockholder.

(x)
Robert Herskowitz holds voting and dispositive control over the shares held by the selling stockholder. The selling stockholders is not affiliated with or related to JP Morgan Chase Bank or its affiliates.

(y)	Arnold P. Kling holds voting and dispositive control over the shares held by the selling stockholder.
_________________________

(1)
Represents 1,710,496 common shares held by Atlas Equity I, Ltd., including 90,480 shares issuable upon the exercise of a warrant, and 59,371 common shares held by Jacob Gotlieb. Mr. Gotlieb has voting and investment power over the shares held by Atlas Equity I, Ltd.

(2)	Includes 274,415 common shares issuable upon conversion of 194,611 shares of Series A Preferred Stock. Paul Kessler has voting and dispositive control over the shares held by Bristol Investment Fund.

(3)
Represents (a) 282,014 shares of common stock held by Coqui Capital Partners, L.P., of which 168,871 shares are issuable upon conversion of 200,000 shares of Series A Preferred Stock; (b) 118,742 shares of common stock held by Kier Family Partners, L.P.; (c) 42,217 shares of common stock issuable upon conversion of 29,940 shares of Series A Preferred Stock held by JIJ Investments; and (d) 42,217 shares of common stock issuable upon conversion of 29,940 shares of Series A Preferred Stock held directly by Mr. Kier. Mr. Kier is general partner of both Coqui Capital Partners and Kier Family Partners and is a partner in JIJ Investments, a partnership. In addition to Mr. Kier, Coqui Capital Partners LP, Kier Family L.P. and JIJ Investments are all selling stockholders. Mr. Kier is a director of our company.

(4)
Each of Caribbean American LTD, Inter-American Securities LTD I and Ramsay Investment PTE LTD are affiliates of Coutts Trustees (Switzerland) SA. The total shares beneficially held by each of the foregoing selling stockholders includes the shares held in the name of such related entities. Katherine Litau-Kutch holds voting and/or dispositive control over the shares held by these selling stockholders.

(5)	Represents 222,791 shares held by South Ferry #2 L.P. and 14,694 shares held by Aaron Wolfson. Mr. Wolfson is the general partner of South Ferry #2 L.P.